UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (Date of earliest event reported): March 22, 2007

AMERIGROUP Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31574 (Commission File Number)	54-1739323 (I.R.S. Employer Identification No.)

4425 Corporation Lane, Virginia Beach, Virginia (Address of principal executive offices)	23462 (Zip Code)
(757) 490-6900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
     The following information is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as shall be expressly set forth by specific reference in such filing.
     The words “we,” “our,” “us,” and the “Company” refer to AMERIGROUP Corporation and its subsidiaries.
     AMERIGROUP Corporation is providing the following information to potential financing sources in connection with a potential issuance of convertible debt:
Recent Developments

On March 13, 2007, the U.S. District Court for the Northern District of Illinois, Eastern Division entered a judgment in Qui Tam litigation against us and our Illinois subsidiary, AMERIGROUP Illinois, Inc., in the amount of approximately $334 million. We intend to appeal the judgment to the United States Court of Appeals for the Seventh Circuit. In order to stay the enforcement of the judgment pending appeal, we will be required to post a supersedeas bond in the amount of the judgment plus one year of interest. We expect to secure posting of the bond through the issuance of an unconditional letter of credit collateralized by proceeds available to us under our New Credit Facility (defined below). We currently estimate the net impact on our earnings associated with the financing for the supersedeas bond to be in the range of $0.02 to $0.06 per diluted share for the full year ending December 31, 2007, with a non-cash charge of $0.02 per diluted share, or approximately $1.6 million, in the quarter ending March 31, 2007 to write-off unamortized costs related to the Existing Credit Facility (as defined herein).

On March 20, 2007, we delivered a notice of voluntary prepayment and termination to Bank of America, N.A., the administrative agent, under our existing credit facility dated as of October 22, 2003, as amended or otherwise modified prior to the date hereof (the “Existing Credit Facility”) pursuant to which we notified Bank of America that we will prepay outstanding borrowings under our Existing Credit Facility in full and that the commitments under such agreement will be permanently terminated effective March 23, 2007.

On or about March 23, 2007, we expect to enter into a new senior secured credit facility (the “New Credit Facility”) with Goldman Sachs Credit Partners L.P. and Wachovia Capital Markets, LLC. We expect that the New Credit Facility, among other things, will provide for commitments of up to $401,317,805.50 consisting of (i) up to $351,317,805.50 of financing under a senior secured synthetic letter of credit and (ii) up to $50.0 million of financing under a senior secured revolving credit facility. The New Credit Facility is expected to terminate on March 15, 2012. The proceeds of the New Credit Facility are expected to be available (i) to facilitate sufficient funds to collateralize the required supersedeas bond to stay the enforcement of the judgment in Qui Tam litigation pending the resolution of an appeal, and (ii) to provide for working capital and other general corporate purposes, including permitted acquisitions under the New Credit Facility.

Although the Company has entered into a commitment letter for the New Credit Facility, the documentation governing the New Credit Facility has not been finalized and the actual terms, amounts and uses of the New Credit Facility may differ from those described herein. There can be no assurance that we will be able to finalize the documentation governing the New Credit Facility or that we will be able to satisfy the conditions to borrow under the New Credit Facility. In the event that we are unable to enter into or borrow under the New Credit Facility, no assurance can be given that we would be able to arrange alternative financing necessary to post the required supersedeas bond or that the terms of any such alternative financing would not have a material adverse effect on our financial position, results of operations or liquidity. If we were unable to post a bond in order to stay enforcement of the judgment, the $334 million judgment would become final and we would be obligated to pay the judgment in full, which would have a material adverse effect on our financial position, results of operations and liquidity.
Regulation
Insurance Holding Company Regulation

Our health plan subsidiaries in the District of Columbia, Florida, Georgia, Maryland, New Jersey, Ohio, Texas, New York, Virginia and Tennessee, require the registration of and periodic reporting of financial and other information about operations, including inter-company transactions within the system, by insurance companies domiciled within their jurisdiction which control or are controlled by other corporations or persons so as to constitute an insurance holding company system.

The Company is registered under such laws as an insurance holding company system in all of these 10 jurisdictions. Most states, including the states in which the Company’s insurance subsidiaries are domiciled, have laws and regulations that require regulatory approval of a change in control of an insurer or an insurer’s holding company. Where such laws and regulations apply to the Company and its insurance subsidiaries, there can be no effective change in control of the Company unless the person seeking to acquire control has filed a statement with specified information with the insurance regulators and has obtained prior approval for the proposed change from such regulators. The usual measure for a presumptive change of control pursuant to these laws is, with some variation, the acquisition of 10% or more of the voting stock of an insurance company or its parent. In Florida, we are subject to a 5% threshold. Consequently, a person acquiring 5% or more of the voting stock of an insurance company or its parent without the prior approval of the insurance regulators in the states in which the Company and its insurance subsidiaries are domiciled will be in violation of these laws. Such a person may also be subject to one or more of the following actions: (i) injunctive action requiring the disposition or seizure of those securities by the applicable insurance regulator; (ii) prohibition of voting of such shares; and, (iii) other actions determined by the relevant insurance regulator. Further, many states’ insurance laws require prior notification of state insurance regulators of a change of control of a non-domiciled insurance company doing business in that state. These pre-notification statutes do not authorize the state insurance regulators to disapprove the change in control; however, they do authorize regulatory action in the affected state if particular conditions exist such as undue market concentration. Any future transactions that would constitute a change in control of the Company may require prior notification in those states that have adopted pre-notification laws.

In addition, such laws and regulations restrict the amount of dividends that may be paid by the Company’s insurance subsidiaries to the Company.

	As of December 31, 2006
	Actual	As Adjusted (1)
	(Dollars in thousands)

Balance Sheet Data:
Cash and cash equivalents and short and long-term investments	$776,273	$1,127,471
Total assets	1,345,695	1,726,378
Long-term debt	—	384,000
Total liabilities	577,110	961,110
Stockholders’ equity	768,585	765,268

(1)	Adjusted to give effect to (i) an issuance of $200 million of convertible debt, after deducting estimated fees and expenses financing of approximately $6 million, (ii) additional proceeds received by us in connection with the financing transactions of $27 million, (iii) the $48 million cost of a portion of the transactions. Resulting in a deferred tax asset of $19 million, (iv) the write-down of debt issuance costs related to the termination of the Existing Credit Facility net of the resulting deferred tax asset of $1 million, (v) $351 million in proceeds from our New Credit Facility, (vi) the $173 million of net proceeds used to repay a portion of the amounts outstanding under our New Credit Facility, and (vii) $178 million in net proceeds under the term loan provision of our New Credit Facility after deducting estimated fees and expenses and commissions of approximately $6 million used to syndicate the remaining balance of the New Credit Facility.

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the last five years:

	Year Ended December 31,
	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges(1)	35.5	19.5	36.1	25.1	31.7

(1)	For purposes of computing these ratios, earnings represent income from continuing operations plus fixed charges. Fixed charges represent interest expense, that portion of rental expense that we believe to be representative of interest, and amortization of debt issuance costs.

Results of our Qui Tam litigation could negatively impact our revenues, profitability and cash flows.

On October 30, 2006, the jury in the Qui Tam litigation against the Company and AMERIGROUP Illinois, Inc. returned a verdict in favor of the plaintiffs in the amount of $48.0 million, which under applicable law will be trebled to $144.0 million, plus penalties. The jury also found that there were 18,130 false claims. Under the Federal False Claims Act, false claims carry a penalty of between $5,500 and $11,000 per claim. Under the Illinois Whistleblower Reward and Protection Act, 740 ILC 175/3, false claims carry a penalty of between $5,000 and $10,000 per claim.

On November 22, 2006, the Court entered a judgment in the amount of $48.0 million and we posted an irrevocable letter of credit in the amount of $50.4 million with the Court to stay the execution of the judgment.

All parties filed post trial motions. We filed motions for a new trial and remittitur and for judgment as a matter of law and the plaintiffs filed motions to treble the civil judgment, impose the maximum fines and penalties and to assess attorney’s fees, costs and expenses against us.

All of the post-trial motions were timely filed by the parties in January and February 2007.

On February 20, 2007, the Court heard oral arguments on the post-trial motions. On March 13, 2007, the Court entered a judgment against us and our Illinois subsidiary, AMERIGROUP Illinois, Inc., in the amount of approximately $334 million. We intend to appeal the judgment to the United States Seventh Circuit Court of Appeals. In order to stay the enforcement of the judgment pending appeal, we will be required to post a supersedeas bond in the amount of the judgment, plus one year of interest. We expect to secure the posting of the bond through the issuance of an unconditional letter of credit collateralized by proceeds available to us under our New Credit Facility a portion of which we expect to repay with the proceeds from a convertible debt transaction. If we are unable to finalize the New Credit Facility, we may raise the necessary financing to collateralize a letter of credit in favor of the Court through any combination of one or more of the following: (i) using existing unregulated cash and investments; (ii) issuing debt, preferred stock and/or equity securities (including debt securities or preferred stock convertible into our common equity), under our shelf registration and/or in one or more public or Rule 144A offerings or privately negotiated transactions; and/or (iii) entering into additional credit arrangements.

If we incur additional debt, including the New Credit Facility, it may limit our access to capital in the future which could impact our ability to meet statutory net worth requirements in the states in which we do business and limit our ability to pursue acquisition opportunities or enter new states. Additionally, any new credit arrangement, including our New Credit Facility, may call for significant debt service requirements and have less favorable interest terms than under our Existing Credit Facility, which is being terminated. Any issuance of equity securities or debt or preferred stock convertible into our equity securities, including the Convertible Debt, could have a material adverse effect on the trading price of our common stock. Depending upon the ultimate outcome, the amount of the final judgment against us could negatively impact our liquidity and could cause any amounts borrowed, or otherwise owed, to become due and payable.

Although the Company has entered into a commitment letter for the New Credit Facility, the documentation governing the New Credit Facility has not been finalized and the actual terms, amounts and uses of the New Credit Facility may differ from those described herein. There can be no assurance that we will be able to finalize the documentation governing the New Credit Facility or that we will be able to satisfy the conditions to borrow under the New Credit Facility. In the event we are unable to enter into or borrow under the New Credit Facility, no assurance can be given that we would be able to arrange alternative financing necessary to post a bond or that the terms of any such alternative financing would not have a material adverse effect on our financial position, results of operations or liquidity. If we were unable to post a bond in order to stay enforcement of the judgment, the $334 million judgment would become final and we would be obligated to pay the judgment in full, which would have a material adverse effect on our financial position, results of operations and liquidity.

We have not recorded any amounts in the Consolidated Financial Statements for unfavorable outcomes, if any, resulting from this Qui Tam litigation. There can be no assurances that the ultimate outcome of this matter will not have a material adverse effect on our financial position, results of operations or liquidity. If we were to incur significant losses in connection with the Qui Tam litigation, the Company could fail to meet certain financial covenants and/or other provisions under its New Credit Facility, which would render the Company in default under the New Credit Facility, thereby causing, among other things, any amounts borrowed, or otherwise owed, to become due and payable.

As a result of the Qui Tam litigation, it is possible that state or federal governments will subject the Company to greater regulatory scrutiny, investigation, action, or litigation. One state in which we do not currently operate, but with which we are engaged in discussions regarding future business, has asked that we meet with them to determine the impact, if any, of the Qui Tam judgment on our potential future entry into that market. We have proactively been in contact with all of the insurance and Medicaid regulators in the states in which we operate as well as the Office of the Inspector General of the Department of Health and Human Services (OIG), with respect to the practices at issue in the Qui Tam litigation. In connection with our discussions with the OIG we entered into a tolling agreement with the OIG which preserves the rights that the OIG had as of October 30, 2006 until September 30, 2007. In some circumstances, state or federal governments may move to exclude a company from contracts as a result of a civil verdict under the False Claims Act. We are unable to predict at this time what, if any, further action any state of federal regulators may take. Exclusion is a discretionary step which we believe would not be commenced, if at all, until all appeals had been exhausted. Further, prior to any administrative action or exclusion taking effect, we believe we would have an opportunity to advocate our position. While the circumstances of this case do not appear to warrant such action, exclusion from doing business with the federal or any state governments could have a material adverse effect on our financial position, results of operations or liquidity.

It is also possible that plaintiffs in other states could bring similar litigation against the Company. While we believe that the practices at issue in the Qui Tam litigation have not occurred outside of the operations of the Company’s Illinois subsidiary, a successful verdict in similar litigation in another state could have a material adverse effect on our financial position, results of operations or liquidity.

Restrictions and covenants expected to be in our New Credit Facility could limit our ability to take actions.

On or about March 23, 2007, we expect to enter into our New Credit Facility.

We expect that the New Credit Facility, among other things, will provide for commitments of up to $401,317,805.50 consisting of (i) up to $351,317,805.05 of financing under a senior secured synthetic letter of credit and (ii) up to $50.0 million of financing under a senior secured revolving credit facility. The New Credit Facility is expected to terminate on March 15, 2012. The proceeds of the New Credit Facility are expected to be available (i) to facilitate sufficient funds to collateralize the required supersedeas bond to stay the enforcement of the judgment in Qui Tam litigation pending the resolution of an appeal, and (ii) to provide for working capital and other general corporate purposes, including permitted acquisitions under the New Credit Facility.

The borrowings under the New Credit Facility will accrue interest at one of the following rates, at the Company’s option: (i) in the case of a base rate loan, at the base rate plus the applicable margin; (ii) if a eurodollar rate loan, at the adjusted eurodollar rate plus the applicable margin; and (iii) in the case of swing line loans, at the base rate plus the applicable margin. The applicable margin is initially, with respect to each of eurodollar rate loans and base rate loans, a fixed percentage, per annum, and thereafter, with respect to the revolving loans and swing line loans, a percentage, per annum, determined by reference to the leverage ratio in effect from time to time. The New Credit Facility is secured by substantially all of the assets of AMERIGROUP and its wholly-owned subsidiary, PHP Holdings, Inc., including the stock of their respective wholly-owned managed care subsidiaries. There is a revolving commitment fee on the unused portion of the New Credit Facility of 0.50% per annum.

Pursuant to the New Credit Facility, we are expected to have to meet certain financial covenants. These financial covenants include meeting certain financial ratios and limits on repurchases of our outstanding common stock.

Events beyond our control, such as prevailing economic conditions and changes in the competitive environment, could impair our operating performance, which could affect our ability to comply with the expected terms of the New Credit Facility. Breaching any of the covenants or restrictions could result in the unavailability of the New Credit Facility or a default under the New Credit Facility. We can provide no assurance that our assets or cash flows will be sufficient to fully repay outstanding borrowings under the New Credit Facility or that we would be able to restructure such indebtedness on terms favorable to us. If we were unable to repay, refinance or restructure our indebtedness under the New Credit Facility, the lenders could proceed against the collateral expected to secure the indebtedness.

CAPITALIZATION
The following table sets forth our capitalization and cash, cash equivalents and short-term investments as of December 31, 2006 on:

•	an actual basis; and

•	an as adjusted basis to reflect (i) an issuance of $200 million of convertible debt, after deducting estimated fees and financing of approximately $6 million, (ii) additional proceeds received by us in connection with the financing transactions of $27 million, (iii) the $48 million cost of a portion of the transactions. Resulting in a deferred tax asset of $19 million, (iv) the write-down of debt issuance costs related to the termination of the Existing Credit Facility net of the resulting deferred tax asset of $1 million, (v) $351 million in proceeds from our New Credit Facility, (vi) the $173 million of net proceeds used to repay a portion of the amounts outstanding under our New Credit Facility, and (vii) $178 million in net proceeds under the term loan provision of our New Credit Facility after deducting estimated fees and expenses and commissions of approximately $6 million used to syndicate the remaining balance of the New Credit Facility.
The following table sets forth our consolidated ratio of earnings to fixed charges for each of the last five years:

	As of December 31, 2006
	Actual	As Adjusted
	(In thousands, except share data)

Cash, cash equivalents and short and long-term investments	$776,273	$1,127,471

Debt:
New Credit Facility(1)	$—	$184,000
Convertible Debt	—	200,000
Other long-term obligations	—	—

Total long-term debt, including current portion	—	384,000

Stockholders’ equity:
Common stock, $0.01 par value. Authorized 100,000,000 shares; issued and outstanding 52,274,552 at December 31, 2006	523	523
Additional paid-in capital	391,515	391,515
Retained earnings	376,547	373,230

Total stockholders’ equity	768,585	765,268

Total capitalization	$768,585	$1,149,268

(1)	Although the Company has entered into a commitment letter for the New Credit Facility, the documentation governing the New Credit Facility has not been finalized and the actual terms, amounts and uses of the New Credit Facility may differ from those described herein. There can be no assurance that we will be able to finalize the documentation governing the New Credit Facility or that we will be able to satisfy the conditions to borrow under the New Credit Facility. In the event that we are unable to enter into or borrow under the New Credit Facility, no assurance can be given that we would be able to arrange alternative financing necessary to post a bond or that the terms of any such alternative financing would not have a material adverse effect on our financial position, results of operations or liquidity.

DESCRIPTION OF THE NEW CREDIT FACILITY

General.  On or about March 23, 2007, we expect to enter into a new credit facility (the “New Credit Facility”), with the Company, as borrower, PHP Holdings, Inc. (“PHP”), as guarantor, Goldman Sachs Credit Partners L.P. (“GS”) and Wachovia Capital Markets, LLC (“Wachovia”) as joint lead arrangers and bookrunners, GS as syndication agent and Wachovia as administrative agent and collateral agent. We expect that the New Credit Facility, among other things, will provide for commitments of up to $401,317,805.50 consisting of (i) up to $351,317,805.50 of financing under a senior secured synthetic letter of credit and (ii) up to $50.0 million of financing under a senior secured revolving credit facility. The New Credit Facility is expected to terminate on March 15, 2012.

The proceeds of the New Credit Facility are expected to be available (i) to facilitate sufficient funds to collateralize the required supersedeas bond to stay the enforcement of the judgment in Qui Tam litigation pending the resolution of an appeal, and (ii) to provide for working capital and other general corporate purposes, including permitted acquisitions under the New Credit.

Security for the New Credit Facility.  The obligations under the New Credit Facility is secured by substantially all of the assets of the Company and PHP, including the stock of their respective wholly-owned managed care subsidiaries, in each case, subject to carve-outs.

Interest Rate.  The borrowings under the New Credit Facility will accrue interest at one of the following rates, at the Company’s option: (i) in the case of a base rate loan, at the base rate plus the applicable margin; (ii) if a eurodollar rate loan, at the adjusted eurodollar rate plus the applicable margin; and (iii) in the case of swing line loans, at the base rate plus the applicable margin. The applicable margin is initially, with respect to each of eurodollar rate loans and base rate loans, a fixed percentage, per annum, and thereafter, with respect to the revolving loans and swing line loans, a percentage, per annum, determined by reference to the leverage ratio in effect from time to time.

Commitment Fee, Letter of Credit Fees and Unused Fees. The Company is required to pay a commitment fee, a letter of credit fee, a credit-linked subfacility fee, unused fees, a fronting fee in connection with letters of credit under the revolving credit facility, and a fronting fee in connection with letters of credit under the credit-linked letter of credit facility.

Payment Terms.  A portion of the net cash proceeds from a convertible debt transaction will be used to repay a portion of the outstanding amount under the New Credit Facility. We are required to make payments of interest in arrears on each interest payment date (to be determined depending on interest period elections made by the Company) and at maturity of the loans, including final maturity thereof.

Voluntary Prepayment.  The Company may prepay loans under the New Credit Facility without penalty in whole or in part, without penalty or premium.

Mandatory Prepayment.  The Company is required to prepay loans under the New Credit Facility upon the occurrence of certain events, including asset sales and other dispositions, receipts of insurance/condemnation proceeds, the issuance of equity, the issuance of debt, and the existence of excess cash flow of the Company.

Affirmative and Negative Covenants.  The New Credit Facility includes customary covenants. Among other things the Company and its subsidiaries are prohibited from incurring additional indebtedness, making certain investments, changing their corporate existence, disposing of assets, modifying the terms of indebtedness, creating or incurring liens on their property, or further encumbering their assets, in each case subject to certain exceptions. The New Credit Facility also contains the following financial covenants: (i) a covenant requiring that the leverage ratio as of specified periods not exceed a specified level, (ii) a covenant requiring a minimum, interest coverage ratio as of specified periods and (iii) a covenant requiring a minimum statutory net worth ratio.

Mandatory Prepayment.  The Company is required to prepay loans under the New Credit Facility upon the occurrence of certain events, including asset sales and other dispositions, receipts of insurance/condemnation proceeds, the issuance of equity, the issuance of debt, and the existence of excess cash flow of the Company.

Affirmative and Negative Covenants.  The New Credit Facility includes customary covenants. Among other things the Company and its subsidiaries are prohibited from incurring additional indebtedness, making certain investments, changing their corporate existence, disposing of assets, modifying the terms of indebtedness, creating or incurring liens on their property, or further encumbering their assets, in each case subject to certain exceptions. The New Credit Facility also contains the following financial covenants: (i) a covenant requiring that the leverage ratio as of specified periods not exceed a specified level, (ii) a covenant requiring a minimum, interest coverage ratio as of specified periods and (iii) a covenant requiring a minimum statutory net worth ratio.

In addition, under the New Credit Facility, we are permitted to make (i) regularly scheduled payments of interest and payments of special interest (as defined in the indenture) in respect of the notes in accordance with the terms of, and only to the extent required by, and subject to any applicable subordination provisions contained in, the indenture or other agreement pursuant to which any such indebtedness was issued, (ii) during any fiscal year, payments of up to $15,000,000 plus 50% of the Company’s net income (less certain amounts) (or, if the Company’s net income is negative, 100% of the Company’s net income) for the prior fiscal year so long as, in the case of any payment made pursuant to this clause (ii), (a) no default or event of default shall have occurred and be continuing at the time of such payment or exist immediately after giving effect thereto and (b) the Company delivers to Wachovia a compliance certificate demonstrating compliance with the financial covenants under the New Credit Facility after giving effect to the subject payment and reaffirming that the representations and warranties made under the New Credit Facility are true and complete in all material respects as of such date; or the early conversion of the notes in accordance with the terms thereof, and (iii) distributions in the form of cash settlements with respect to the early conversion of the notes so long as, in the case of any payment made pursuant to this clause (iii), (a) no default or event of default shall have occurred and be continuing at the time of such payment or exist immediately after giving effect thereto and (b) the Company shall have delivered to Wachovia a compliance certificate demonstrating compliance with the financial covenants under the New Credit Facility and a minimum liquidity of not less than $100,000,000, in each case, after giving effect to the subject payment and reaffirming that the representations and warranties made under the New Credit Facility are true and complete in all material respects as of such date and (iv) distributions in the form of cash settlements with respect to the Spread Overlay Agreements in accordance with the terms thereof, and only to the extent required thereby, so long as the Company receives within thirty (30) days of such distribution a cash payment in connection with such cash settlement of not less than the amount of such distribution.

Events of Default.  The New Credit Facility contains customary events of default, including, without limitation, payment defaults, failure to comply with the New Credit Facility covenants , cross-defaults to other material indebtedness, bankruptcy, insolvency and change of control, the entry of certain adverse judgments, subjection of the Company to a criminal indictment or criminal investigation, and material adverse effects resulting from material non-compliance with terms and provisions of certain HMO regulations. Any designated event as defined herein will constitute an event of default under the New Credit Facility. If any “event of default” occurs and is continuing, the New Credit Facility may be terminated and all amounts owing thereunder may become immediately due and payable.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGROUP Corporation
Date: March 22, 2007	By:	/s/James W. Truess
		Name:	James W. Truess
		Title:	Executive Vice President and Chief Financial Officer